Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hooper Holmes, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-207944) on Form S-1 and (Nos. 333-212509, 333-196231, 333-176309, 333-159473, 333-150278, 333-147358) on Form S-8 of Hooper Holmes, Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheet of Hooper Holmes, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2015, and the related consolidated financial statement schedule for the year ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K of Hooper Holmes, Inc.

Our audit report on the consolidated financial statements of Hooper Holmes, Inc. and subsidiaries (the “Company”) dated March 30, 2016, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations and other related liquidity concerns, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ KPMG LLP

Kansas City, Missouri
March 9, 2017